Exhibit 99.1

Immunovant Initiates Dosing in ASCEND-GO 2, a Phase 2b Trial of IMVT-1401 in Patients with Graves’ Ophthalmopathy (GO)

•	IMVT-1401, a fully human anti-FcRn antibody designed to be administered via subcutaneous injection, is the only anti-FcRn antibody known to be in clinical development for the treatment of GO
•	Topline results from the ASCEND-GO 2 program are expected in early 2021
•	IMVT-1401 is also being evaluated in ASCEND-MG, an ongoing Phase 2a trial for the treatment of myasthenia gravis, and ASCEND-GO 1, an open-label Phase 2a trial for the treatment of GO

NEW YORK and BASEL, Switzerland, November 25, 2019 /PRNewswire/ – Immunovant, a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases, today announced that it has initiated dosing in ASCEND-GO 2, a multicenter, randomized, masked, placebo-controlled Phase 2b clinical trial evaluating IMVT-1401 in patients with moderate-to-severe active Graves’ ophthalmopathy (GO). IMVT-1401 is a fully human monoclonal antibody that selectively binds to and inhibits the neonatal Fc receptor (FcRn) and is designed to be delivered by subcutaneous injection.

In the ASCEND-GO 2 trial, 77 patients are expected to receive twelve weekly subcutaneous injections of 680 mg, 340 mg or 255 mg IMVT-1401 or placebo. The primary endpoints of this trial are the proptosis responder rate measured at week 13, defined as the percentage of patients with a > 2 mm reduction in proptosis in the study eye without deterioration in the fellow eye, and safety and tolerability. Secondary endpoints include the proptosis responder rate at various timepoints, Clinical Activity Score (CAS) responder rate, mean change from baseline in proptosis, CAS, diplopia, quality-of-life measures, and pharmacokinetics/pharmacodynamics. This trial has been designed without the use of any intravenous induction dosing and does not require dosing at infusion centers. Topline results from this trial are expected in early 2021.

“Graves’ ophthalmopathy can be a devastating and sight-threatening disease with a dramatic impact on patients’ vision and overall well-being. There is an urgent need for more effective and better tolerated treatment options which can be easily administered by physicians or patients. By depleting the autoantibodies responsible for this condition, IMVT-1401 has the potential to become a foundational therapy for GO and offer patients a convenient subcutaneously-administered treatment option to control their disease,” said Dr. Pete Salzmann, CEO of Immunovant.

Immunovant reiterates its previous guidance regarding data releases from the other ongoing and planned Phase 2 clinical trials:

•	Initial results from ASCEND-GO 1, an open-label Phase 2a clinical trial of IMVT-1401 for the treatment of GO, are expected in Q1 2020.
•	Topline results from ASCEND-MG, an ongoing Phase 2a clinical trial of IMVT-1401 for the treatment of myasthenia gravis, are expected in the 1H 2020.
•	Initial results from a Phase 2a clinical trial of IMVT-1401 for the treatment of warm autoimmune hemolytic anemia are expected in Q4 2020.

For more information about the ASCEND-GO 2 trial, please visit www.clinicaltrials.gov. The clinicaltrials.gov identifier is NCT03938545.

About Graves’ Ophthalmopathy

Graves’ ophthalmopathy, also known as thyroid eye disease, is an autoimmune disorder that affects the muscles and other tissues around the eyes. GO has an estimated annual incidence of 16 per 100,000 women and 2.9 per 100,000 men in North America and Europe. Approximately one in 20 patients with Graves’ disease will present with moderate-to-severe GO, which is characterized by swelling and redness of the eyelids, proptosis (protrusion of the eyeball), diplopia (double vision), and, in severe cases, corneal ulceration and decreased visual acuity. GO is most commonly caused by IgG autoantibodies that form against the thyroid-stimulating hormone receptor (TSHR). These antibodies, which also cause Graves’ disease, activate certain cell types, such as fibroblasts and adipocytes, that are present in the extraocular space, promoting inflammation and swelling that result in the clinical manifestations of the disease. There are no therapies approved by the U.S. Food and Drug Administration (FDA) for the treatment of GO.

About Immunovant

Immunovant, a member of the Roivant family of companies, is a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies.

On October 2, 2019, Immunovant announced its plan to merge with Health Sciences Acquisitions Corporation (HSAC), a special purpose acquisition company sponsored by RTW Investments. For further information about Immunovant, please visit www.immunovant.com.

Important Notice Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended. Statements that are not historical facts, including statements about the initiation, timing, progress, reporting of results of Immunovant’s anticipated and ongoing clinical trials, the potential benefits or advantages of IMVT-1401, anticipated regulatory timelines and the pending business combination between HSAC and the stockholders of Immunovant, are forward-looking statements. These statements are based on management’s current expectations. The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of various important factors, including, without limitation, those inherent in the preclinical and clinical development process and the regulatory approval process, the risks and uncertainties in commercialization and gaining market acceptance, the risks associated with protecting and defending our intellectual property rights, our reliance on third-parties to conduct clinical and preclinical trials, our reliance on third-party suppliers to manufacture clinical, preclinical and any future commercial supplies of our product candidates, increased regulatory requirements, our ability to provide the financial support and resources necessary to develop our product candidate on the expected timeline, our ability to identify and acquire or in-license new product candidates and competition from others developing products for similar uses. There can be no assurance that the clinical programs for our product candidate will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, or that any of our product candidates will ever receive regulatory approval or be successfully commercialized. Except as required by law, we undertake no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

HSAC, Immunovant, and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of HSAC common stock in respect of the proposed transaction. Information about HSAC’s directors and executive officers and their ownership of HSAC’s common stock is set forth in HSAC’s Registration Statement filed on Form S-1 filed with the SEC on May 3, 2019, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction. These documents can be obtained free of charge from the sources indicated below.

Additional Information and Where to Find It

In connection with the merger described herein, HSAC has filed and will file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, HSAC will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. Investors and security holders of HSAC are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the transaction that HSAC will file with the SEC when they become available because they will contain important information about HSAC, Immunovant and the transaction. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by HSAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to HSAC at 412 West 15th Street, Floor 9, New York, NY 10011.

Contact:

Pam Connealy, M.B.A.

Chief Financial Officer

Immunovant, Inc.

Info@immunovant.com